CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made this 2nd day of July, 2007 by and between Williston Basin Interstate Pipeline Company (“WBI”) (“Company”) and John K. Castleberry (“Consultant”).

WHEREAS, Consultant will be resigning as Executive Vice President - Administration of MDU Resources Group, Inc. and was previously the President and Chief Executive Officer of WBI for a number of years; and

WHEREAS, Consultant has gained extensive knowledge of the natural gas transportation and oil and gas industries through his many years of work in the industries prior to and since joining the Company and, in particular, he has extensive knowledge about the lawsuits involving the Elk Basin Storage Reservoir and plans to expand the boundaries of the Elk Basin Storage Reservoir; and

WHEREAS, Consultant’s overall industry knowledge and his knowledge of the Company’s operations (“Operations”), including his knowledge of the Company’s lawsuits and expansion, make his continuing advice to the Company of particular value; and

WHEREAS, Consultant desires to provide services to the Company as an independent, self-employed consultant;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

DEFINITION
1.  As used in this Agreement, the term “WBI” includes MDU Resources Group, Inc. and all of its subsidiaries, affiliates, divisions, officers, directors, employees, agents, and their insurers.

RETENTION
2.  Company hereby retains Consultant to (a) oversee and manage the litigation involving the Elk Basin Storage Reservoir and to consult with and advise Company with respect to the litigation and (b) to consult with and advise Company with respect to the Company’s Operations and such other matters involving the natural gas pipeline and oil and gas industries as Company and its representatives may reasonably request (“Consulting Services”). Consultant agrees to provide such Consulting Services. Consultant agrees to use his best efforts and abilities to faithfully and diligently promote the Company's interests and to ensure the efficient and economic use of Company’s resources. Consultant shall consult with and obtain approval from the Company with regard to decisions that may significantly impact the litigation or the operation of Company’s pipeline system such as decisions to shut in wells or perform well testing. Consultant may act as a representative of the Company to the extent authorized in this paragraph.

TERM
3.   The term of this Agreement shall be two (2) years commencing July 9, 2007 or for a shorter period of time if Company determines Consultant’s services are no longer required or if, after December 31, 2007, Consultant determines he can no longer provide such services.

RETAINER
4.  Consultant shall receive compensation for 2007 payable at the rate of two hundred and fifty dollars ($250.00) per hour. If Consultant has not billed 500 hours by December 15, 2007, Company will pay Consultant, by December 31, 2007, the difference between the amount billed and one hundred and twenty-five thousand dollars ($125,000.00). After December 31, 2007, Company will pay Consultant two hundred and fifty dollars ($250.00) per hour.

ROUTINE EXPENSES COMPENSATION
5.   Company shall reimburse Consultant for itemized expenses to the extent such expenses were reasonably incurred with respect to this Agreement. Such expenses include travel, lodging, meals, business telephone calls, photocopying, and other authorized expenses. In order for Consultant to more effectively and timely provide Consulting Services to Company, Company agrees to provide, during the term of this Agreement, a Blackberry to Consultant and to pay the expenses associated with it. Consultant will not be reimbursed for the expense of maintaining a home office.

INVOICES
6.  Consultant shall submit monthly written invoices of time spent performing consulting services, itemizing in reasonable detail the dates on which services were performed, the number of hours spent on such dates, and a brief description of the services rendered. Consultant shall submit written documentation and receipts where available itemizing the dates and amounts of expenses incurred. The Company shall pay Consultant the amount due within 15 days after invoices are received by the Company.

PLACE AND TIME OF CONSULTING SERVICES
7.  All Consulting Services will be performed at Consultant’s home office or at such other locations and at such times as Company and Consultant may agree upon.

INDEPENDENT CONTRACTOR
8.  Consultant shall at all times be an independent contractor and shall not be or represent himself as a co-venturer or employee of Company. Consultant may act as a representative of the Company only to the extent described in paragraph 2. As an independent contractor, Consultant shall be responsible for payment of any and all taxes arising out of Consultant’s activities under this Agreement and shall have no right to any benefits offered to employees by Company. Because Consultant is an independent contractor, Company will not withhold any income or social security taxes in connection with compensation it pays to Consultant. Consultant shall be solely responsible for and agrees to pay all federal, state and local unemployment and workers’ compensation insurance, fees and taxes, as applicable, in connection with compensation and Consulting Services performed hereunder, and shall indemnify Company, its directors, officers, and employees for any and all claims, losses, expenses (including attorney fees), fines, penalties, or lawsuits arising from any failure of consultant to pay such taxes or other items for which he is responsible.

AGREEMENT TERMINATION
9.  Notwithstanding paragraph 3, Company may terminate this Agreement without further payment liability by written notice to Consultant upon the occurrence of any one of the following events:
a.
Consultant, in connection with the Consulting Services, (i) engages in willful misconduct contrary to the Agreement requirements or (ii) engages in illegal conduct or willfully engages in other misconduct materially injurious to Company or its businesses.

b.	Consultant fails to observe or perform any covenant, agreement, or other obligation to be observed or performed by him hereunder within thirty (30) days after written notice from Company.
DEATH OR DISABILITY OF CONSULTANT
10.   If, prior to the end of the term of this Agreement, Consultant dies or becomes disabled or otherwise unable to perform Consulting Services hereunder for health reasons, this Agreement shall terminate. Notwithstanding this provision, Company agrees to pay Consultant the amount agreed upon for 2007 as provided in Paragraph 4 hereof.

CONFIDENTIALITY
11.  Consultant recognizes that during the course of this Agreement performance he may acquire knowledge or confidential business information or trade secrets. Consultant agrees to keep all such confidential information in a secure place and further agrees not to publish, communicate, divulge, use, or disclose, directly or indirectly, for his own benefit or the benefit of another, either during or after Agreement performance, any such confidential business information or trade secrets. Upon termination or expiration of this Agreement, Consultant shall either destroy all records, data, information, and other documents produced or acquired during the performance of this Agreement, and all copies thereof, or shall deliver same to Company pursuant to the agreement of the parties. Any such material not destroyed shall remain the property of Company. This obligation of confidentiality shall continue notwithstanding the destruction or delivery of the documents or other material to the Company. This obligation of confidentiality shall not apply with respect to information that (a) is available to Consultant from third parties on an unrestricted basis; or (b) is disclosed by Company to others on an unrestricted basis.

CONFLICTS OF INTEREST
12.  Consultant shall not act as agent for, consultant to, or as an officer, employee, or other representative of any subcontractor or supplier to Company, or serve in any of the foregoing capacities for any of Company’s competitors or prospective competitors, without giving prior written notice to Company. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Consultant's obligations or the scope of services rendered for Company under this Agreement. Consultant warrants that there is no other contract or duty on his part inconsistent with this Agreement. Consultant hereby warrants that there is no conflict of interest between Consultant’s other consulting services or employment, if any, and the activities to be performed hereunder. Consultant shall advise Company if a conflict of interest arises in the future. Either Company or Consultant may terminate this Agreement if a conflict of interest occurs. If the Consultant’s actions create a conflict of interest and, as a result, the Company or Consultant terminates this Agreement, Consultant will be paid only for the hours worked prior to creating the conflict of interest. If a conflict of interest arises which was not a result of Consultant’s actions and, as a result, the Company or Consultant terminates this Agreement, Company agrees to pay the Consultant the amount agreed upon for 2007 as provided in Paragraph 4. Consultant agrees to indemnify the Company from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement he may have with any third party.

ASSIGNABILITY
13.  This Agreement shall not be transferred or assigned, in whole or in part, by Consultant or Company without the prior written consent of the other.

CHOICE OF LAW
14.  Any dispute under this Agreement, or related to this Agreement, shall be decided in accordance with the laws of the State of North Dakota.

REPORTS
15.  Consultant, as directed by Company, shall provide oral or written reports with respect to the Consulting Services provided under this Agreement.

AGREEMENTS SUPERSEDED
16.  This Agreement supersedes all prior oral or written agreements, if any, between the parties and constitutes the entire agreement between the parties. The Agreement cannot be orally changed or modified. This Agreement may be supplemented, amended, or revised only in writing by agreement of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year above written.

WILLISTON BASIN INTERSTATE  JOHN K. CASTLEBERRY
PIPELINE COMPANY    CONSULTANT

By:    /s/ Barry D. Haugen            By: /s/ John K. Castleberry
Barry D. Haugen      John K. Castleberry
Executive Vice President and
Chief Operating Officer